Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated May 10, 2019) pertaining to the Wingstop Inc. Employee Stock Purchase Plan of our reports dated February 27, 2019, with respect to the consolidated financial statements of Wingstop Inc. and the effectiveness of internal control over financial reporting of Wingstop Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
May 10, 2019